Exhibit 99.2

Aadi Bioscience Announces Closing of Merger with Aerpio Pharmaceuticals and $155M Private Placement

•	Shares of Aadi to commence trading on the Nasdaq Capital Market on August 27, 2021 under ticker symbol “AADI”

•

Concurrent $155 million PIPE financing is backed by leading life science investors led by Acuta Capital Partners and KVP Capital and included Avoro Capital Advisors; Avoro Ventures; Venrock Healthcare Capital Partners; BVF Partners, L.P.; Vivo Capital; Alta Bioequities, L.P.; Rock Springs Capital; RTW Investments, LP; Acorn Bioventures; and Serrado Capital LLC

•	Cash and cash equivalents of approximately $170 million as of merger close

LOS ANGELES, Ca.—August 26, 2021- Aadi Bioscience, Inc. (“Aadi”) (Nasdaq: AADI), a clinical-stage biopharmaceutical company focusing on precision therapies for genetically-defined cancers with alterations in mTOR pathway genes, today announced the closing of its previously announced merger with Aerpio Pharmaceuticals, Inc. (previously traded on the Nasdaq Capital Market under “ARPO”).

The combined, publicly traded company will focus on the advancement, expansion and commercialization of Aadi’s clinical stage pipeline, including Aadi’s lead program for its nanoparticle albumin-bound mTOR inhibitor, FYARRO™ (sirolimus albumin-bound nanoparticles for injectable suspension, nab-sirolimus ABI-009), an mTOR inhibitor bound to human albumin. Shares of the combined company, which is operating under the name Aadi Bioscience, Inc. will commence trading on the Nasdaq Global Select Market under the ticker symbol “AADI” on August 27, 2021.

Neil Desai, Ph.D., Chief Executive Officer of the new combined company, stated, “Today’s news represents an important inflection point for Aadi and the development of FYARRO. The completion of the merger, and now becoming a public entity, allows us to take the next step toward commercialization of our pipeline. As we approach our PDUFA date for FYARRO for the treatment of patients with PEComa and prepare to initiate a registrational trial in patients with tumors harboring TSC1 and TSC2 inactivating alterations by year-end, we believe that we are optimally positioned, and look forward to advancing FYARRO to help patients with genetically-driven cancers.”

Aadi’s registration trial of FYARRO in advanced malignant PEComa (the AMPECT trial) demonstrated meaningful clinical efficacy in malignant PEComa1, a type of cancer with the highest known alteration rate of TSC1 or TSC2 genes. FYARRO has received Breakthrough Therapy, Fast-Track and Orphan Designations from the U.S. Food and Drug Administration (FDA). A rolling New Drug Application (NDA) submission was completed in May 2021 for this indication and the FDA accepted the NDA in July 2021 and granted Aadi Priority Review status with a Prescription Drug User Fee Act (PDUFA) target action date of November 26, 2021.

About the Merger and Concurrent PIPE Financing

Concurrent to the closing of the merger, the combined company also closed the previously announced $155 million Private Investment in Public Equity (PIPE) financing of its common stock. The PIPE Financing was led by Acuta Capital Partners and KVP Capital and included Avoro Capital Advisors; Avoro Ventures; Venrock Healthcare Capital Partners; BVF Partners, L.P.; Vivo Capital; Alta Bioequities, L.P.; Rock Springs Capital; RTW Investments, LP; Acorn Bioventures; and Serrado Capital LLC as well as other undisclosed institutional investors. Proceeds from the PIPE financing are expected to be used for the commercialization of FYARRO in advanced malignant PEComa, a planned tumor-agnostic registrational trial in solid tumors harboring inactivating alterations in the mTOR pathway genes TSC1 and TSC2 expected to be initiated by the end of 2021 and ongoing studies and general operating expenses.

Effective as of the merger close, Aadi has approximately $170 million in cash and cash equivalents and an expected runway into 2024.

On August 26, 2021, and in connection with the closing of the merger, Aerpio effected a 1-for-15 reverse stock split. All issued and outstanding shares of common stock of Aerpio were subject to the reverse stock split. Upon completion of the merger, taking into consideration the reverse stock split and the exchange ratio, the combined company has approximately 20.8 million shares of common stock outstanding with pre-merger Aadi stockholders collectively owning or holding rights to acquire approximately 29.2% of the combined company, on a fully-diluted basis, pre-merger Aerpio stockholders collectively owning or holding rights to acquire approximately 15.2% of the combined company, on a fully-diluted basis, and the PIPE Investors collectively owning approximately 55.6% of the combined company, on a fully-diluted basis.

Immediately prior to the effective time of the merger, Aerpio distributed a non-transferable contingent value right (a “CVR”) to Aerpio shareholders that became effective immediately prior to the time of the merger, entitling CVR holders to receive net proceeds received by Aerpio, if any, associated with Aerpio’s legacy assets. The terms and conditions of the CVRs are pursuant to a CVR Agreement entered into prior to the closing the merger. The CVRs are not transferable, except in certain limited circumstances as provided in the CVR Agreement, are not certificated or evidenced by any instrument and are not registered with the Securities and Exchange Commission (the “SEC”) or listed for trading on any exchange.

Additional information about the transaction will be provided in a Current Report on Form 8-K that will be filed by Aadi with the SEC and will be available at https://www.sec.gov.

Jefferies LLC; Cowen and Company, LLC; and Piper Sandler & Co. served as placement agents in the private placement. Perella Weinberg Partners LP and Piper Sandler & Co. served as financial advisors to Aadi for the transaction and Wilson Sonsini Goodrich & Rosati, P.C. served as legal counsel to Aadi. Ladenburg Thalmann & Co. Inc. acted as financial advisor to Aerpio for the transaction and Goodwin Procter LLP served as legal counsel to Aerpio.

Management and Organization

Neil Desai, Ph.D., President and Chief Executive Officer and Director of Aadi will continue to lead the combined company along with the Aadi management team following this transaction. In addition to Dr. Desai, the Board of Directors will include pre-merger Aadi Board member Rick Maroun, General Counsel & Partner, Legal and Operations at Frazier Healthcare Partners. In addition, Lance Thibault, Managing Director at Danforth Advisors, LLC (“Danforth”), was appointed as interim Chief Financial Officer of the combined company. Mr. Thibault has over 30 years of experience as a life science CFO and senior executive.

Upon the closing of the merger, Caley Castelein, M.D. and Anupam Dalal, M.D., former members of the Aerpio Board of Directors, will continue on the combined company’s Board of Directors.

Also concurrent with the closing of the merger, Aadi’s pre-merger board observer, Karin Hehenberger M.D., Ph.D., has been appointed to the combined company’s board. Dr. Hehenberger brings extensive industry knowledge and medical and life sciences expertise to the combined company’s Board. Dr. Hehenberger currently serves as Chief Executive Officer of Lyfebulb, Inc., a patient engagement platform, and previously served in various roles for Coronado Biosciences, Inc. (now Fortress Biotech, Inc.), including Senior Vice President of Scientific Affairs and, most recently, Chief Medical Officer, and several management positions, including as Vice President, Metabolics Strategy and Business Development, at Johnson & Johnson.

In addition, Behzad Aghazadeh, Ph.D. has been appointed to the combined company’s board. Dr. Aghazadeh brings more than 20 years of experience in the biopharmaceutical industry, including more than 15 years as an institutional investor and previously six years at Booz Allen as a general management consultant to senior executive teams in the healthcare sector. Dr. Aghazadeh currently is the Managing Partner and Portfolio Manager of Avoro Capital Advisors, a global life sciences investment firm with a focus on supporting emerging biotechnology companies. He previously served as Executive Chairman of the Board of Directors of Immunomedics, Inc., a publicly traded biopharmaceutical company (now a subsidiary of Gilead Sciences, Inc.).

About Aadi Bioscience and FYARRO™

Aadi is a clinical-stage biopharmaceutical company developing precision therapies for genetically-defined cancers. Aadi’s primary goal is to bring transformational therapies to cancer patients with mTOR pathway driver alterations such as alterations in TSC1 or TSC2 genes, where other mTOR inhibitors have not or cannot be effectively exploited due to problems of pharmacology, effective drug delivery, safety, or effective targeting to the disease site. Aadi’s lead product is FYARROTM (sirolimus albumin-bound nanoparticles for injectable suspension; nab-sirolimus; ABI-009), an mTOR inhibitor bound to human albumin that has demonstrated significantly higher tumor accumulation, greater mTOR target suppression, and increased tumor growth inhibition over other mTOR inhibitors in preclinical models2.

Aadi’s registration trial of FYARRO in advanced malignant PEComa (the “AMPECT trial”) demonstrated meaningful clinical efficacy in malignant PEComa1, a type of cancer with the highest known alteration rate of TSC1 or TSC2 genes. FYARRO has received Breakthrough Therapy, Fast-Track and Orphan Designations from the U.S. Food and Drug Administration (FDA). A rolling New Drug Application (NDA) submission was completed in May 2021 for this indication and the FDA accepted the NDA in July 2021 and granted Aadi Priority Review status with a Prescription Drug User Fee Act (“PDUFA”) target action date of November 26, 2021.

Based on the AMPECT trial and emerging data for FYARRO in other solid tumors with TSC1 or TSC2 inactivating alterations3, and following discussions with the FDA, Aadi plans to initiate a tumor-agnostic registrational trial in mTOR inhibitor-naïve solid tumors harboring TSC1 or TSC2 inactivating alterations by the end of 2021. Aadi also has ongoing studies to evaluate dosing of FYARRO in combination regimens. FYARRO is an investigational drug that has not been approved by the FDA for commercial distribution in the United States. More information is available on the Aadi website at www.aadibio.com.

Forward-Looking Statements

Aadi Bioscience, Inc. (“Aadi”, “The Company”) cautions you that certain statements included in this press release that are not a description of historical facts are forward-looking statements. These statements are based on Aadi’s current beliefs and expectations. Forward-looking statements include statements regarding: the listing and trading of Aadi stock on the Nasdaq Global Select Market, FYARRO, including expectations regarding the clinical responses and safety profile, regulatory approval and commercialization, the combined company’s expected cash forecast and runway into 2024 and the timing of the initiation of additional clinical trials. Actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to the ability of Aadi to timely and successfully achieve the anticipated benefits of the merger and the concurrent financing; risks related to Aadi’s ability to obtain, or the timeline to obtain, regulatory approval from the FDA and other regulatory authorities for FYARRO in advanced malignant PEComa; risks related to Aadi’s ability to successfully commercialize, including the timing of a commercial launch of FYARRO in advanced malignant PEComa; risks related to Aadi’s ability to obtain sufficient additional capital to continue to advance FYARRO; uncertainties associated with the clinical development and regulatory approval of FYARRO, including potential delays in the commencement, enrollment and completion of clinical trials; the risk that interim results of clinical trials may not be reproduced and do not necessarily predict final results; the risk that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; the risk that unforeseen adverse reactions or side effects may occur in the course of developing and testing FYARRO; risks associated with the failure to realize any value from FYARRO in light of inherent risks and difficulties involved in successfully bringing product candidates to market; risks related to Aadi’s estimates regarding future expenses, capital requirements and need for additional financing following the merger and concurrent financing; and risks related to the impact of the COVID-19 outbreak on Aadi’s operations, the biotechnology industry and the economy generally.

Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in Aadi’s reports and other documents that Aadi has filed, or will file, with the SEC from time to time and available at www.sec.gov.

All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Aadi undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

FYARRO™ is a trademark of Aadi Bioscience, Inc.

References:

1 ASCO 2020

Abstract: https://ascopubs.org/doi/abs/10.1200/JCO.2020.38.15_suppl.11516?af=R

2 AACR 2019

Abstract: https://cancerres.aacrjournals.org/content/79/13_Supplement/348

3 ASCO 2021 Abstract: https://meetings.asco.org/abstracts-presentations/197602

Contacts

Investors:

Investors:

Irina Koffler

ikoffler@lifesciadvisors.com